For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES THE
APPOINTMENT OF A NEW BOARD MEMBER

SEGUIN, Texas, December 13, 2019 -- Alamo Group Inc.’s (NYSE: ALG) Board of Directors is pleased to announce the appointment of Lorie L. Tekorius as a new independent member of its Board effective December 13, 2019. Ms. Tekorius will be filling a vacancy created by the previously announced departure of Mr. David W. Grzelak from Alamo Group’s Board.

Ms. Tekorius, 52, is President and Chief Operating Officer of the Greenbrier Companies, Inc. (NYSE: GBX). Greenbrier is one of the leading designers, manufacturers and marketers of railroad freight car equipment in North America, Europe, the Gulf Cooperation Council (GCC) and South America. The company manufactures and markets marine barges in North America and is also a leading provider of freight railcar wheel services, parts, repair and refurbishment in North America. Ms. Tekorius has served as Greenbrier’s Chief Operating Officer since August 2018 and was promoted to President in August 2019. She has served in various management positions for the company since 1995, most recently as Executive Vice President and Chief Operating Officer and prior to that, as Executive Vice President and Chief Financial Officer.

Roderick R. Baty, Alamo Group’s Chairman said “We are very happy that Lorie is joining Alamo Group’s Board. She brings a wealth of operational and financial expertise along with strong public company governance experience. Her leadership experience with a multinational manufacturing company will assist us in our future development.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 4,345 employees and operates 32 plants in North America, Europe, Australia and Brazil as of November 30, 2019. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.